Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 12, 2003

Chase Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	1-9852	11-1797126.
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No

26 Summer Street

Bridgewater, MA 02324

(Address of principal executive offices)

(508) 279-1789

(Registrant’s telephone number,

including area code)

Item 2.  Acquisition or Disposition of Assets.

                On February 12, 2003, Chase Facile, Inc. (“Chase Facile”), a wholly-owned subsidiary of Chase Corporation (“Chase”), concluded the acquisition of the assets (the “Acquired Assets”) of Facile, Inc. (“Facile”), of Paterson, New Jersey, from Facile and Facile’s lender Wachovia Bank, National Association (“Wachovia”).  The transfer of the Acquired Assets to Chase Facile was made pursuant to New Jersey Uniform Commercial Code 9-610 in lieu of a foreclosure by Wachovia of various liens encumbering the Acquired Assets.  These liens were released by Wachovia at the closing.  The Acquired Assets consisted principally of equipment, inventory and intellectual property used (a) to manufacture engineered, flexible laminations for use in the telecommunications, electric and electronics markets and (b) to produce and market Facile’s INSULFAB, a lightweight, reinforced barrier used for aircraft insulation.  Chase intends to continue to use the Acquired Assets substantially in the same manner as they were used prior to the acquisition by Chase Facile.  The $4.9 million purchase price included approximately $800,000 for the acquisition of Facile’s long term leasehold interest in its existing manufacturing facility in Paterson, New Jersey.  The purchase price was determined through arm’s-length negotiations among Chase, Facile and Wachovia and was funded from borrowings under Chase’s existing credit facility with Fleet National Bank.

                Prior to the transaction, no material relationship existed between Chase and Facile (or any of their respective affiliates).  In connection with the transaction, most of Facile’s management team will be employed by or retained as consultants to Chase Facile.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE CORPORATION

By:	/s/ Everett Chadwick
Everett Chadwick
Treasurer and Chief Financial Officer

Date: February 24, 2003